Exhibit 5.2

August 17, 2020

Flex Ltd.

2 Changi South Lane

Singapore 486123

Ladies and Gentlemen:

We have acted as special United States counsel to Flex Ltd., a company organized under the laws of Singapore (the “Company”), in connection with the issuance pursuant to an Indenture, dated as of June 6, 2019 (the “Base Indenture”), between the Company, acting through its Bermuda branch, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of May 12, 2020, between the Company (acting through its Bermuda branch) and the Trustee (the “Third Supplemental Indenture”), as further supplemented by the Fourth Supplemental Indenture, dated as of the date hereof, between the Company (acting through its Bermuda branch) and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”) of $250,000,000 aggregate principal amount of 3.750% Notes due 2026 (the “2026 Notes”) and $325,000,000 aggregate principal amount of 4.875% Notes due 2030 (the “2030 Notes” and, together with the 2026 Notes, the “Notes”), and the sale of the Notes pursuant to an Underwriting Agreement, dated as of August 13, 2020 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein. The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-222773) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of certain securities, including the Notes.

In rendering the opinion expressed below, we have examined originals or copies of such agreements, instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  In our examination of the aforesaid documents, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or duplicate originals, and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Flex Ltd.

August 17, 2020

In connection with the opinion expressed below, we have assumed that the Company is validly existing as a corporation in good standing under Singapore law. In addition, we have assumed (i) that each of the Underwriting Agreement, the Indenture and the Notes (collectively, the “Documents”) has been duly authorized by all requisite action, corporate or otherwise, (ii) that each of the parties to the Documents has the power, corporate or otherwise, to enter into, deliver and perform all of its obligations thereunder, (iii) that each of the Underwriting Agreement and the Indenture has been duly executed and delivered by each of the parties thereto, (iv) that the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture, and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (v) that each of the Documents constitutes legally valid and binding obligations of each of the parties thereto other than, solely under the laws of the State of New York, the Company, enforceable against each of them in accordance with their respective terms, and (vi) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Based upon the foregoing and subject to the further qualifications and limitations set forth below, we are of the opinion that the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to the effects of (a) bankruptcy, insolvency (including, without limitation, all laws relating to preferences, fraudulent transfers and fraudulent conveyances), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of any purported waiver of such concepts), regardless of whether enforcement is sought in a proceeding at law or equity, (c) principles limiting the availability of the remedy of specific performance or injunctive relief, (d) an implied covenant of good faith and fair dealing, (e) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (f) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (g) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Flex Ltd.

August 17, 2020

The foregoing opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is limited to questions arising under the laws of the State of New York as in effect on the date hereof, and we express no opinion as to any law other than the laws of such jurisdiction. Without limiting the generality of the foregoing, this opinion does not cover any matters arising under the laws of the jurisdiction of organization of the Company, or other political subdivisions thereof, or under any treaties or conventions to which such jurisdiction may be a party, or by which it may be bound.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof and its incorporation by reference in the Registration Statement, and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the Notes, which is a part of the Registration Statement. In giving this consent, we do not admit that we are (i) “experts” within the meaning of Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Venable LLP